Exhibit T3A.17.2
STATE OF DELAWARE
SECRETARY OF STATE
DIVISION OF CORPORATIONS
FILED 02:15 PM 03/12/2001
010121296 — 2154963
CERTIFICATE OF AMENDMENT
OF
CERTIFICATE OF INCORPORATION
* * * * *
Newcourt Financial Ltd. of Puerto Rico, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware,
     DOES HEREBY CERTIFY:
     FIRST: That the Board of Directors of said corporation, by a unanimous written consent of its members, filed with the minutes of the Board, adopted a resolution proposing and declaring advisable the following amendment to the Certificate of Incorporation of said corporation:
RESOLVED, that the Certificate of Incorporation of Newcourt Financial Ltd. of Puerto Rico be amended by changing the First Article thereof so that, as amended, said Article shall be and read as follows:
     1. “The name of the corporation is: CIT Financial Ltd. of Puerto Rico.”
     SECOND: That in lieu of a meeting and vote of stockholders, the stockholders have given unanimous written consent to said amendment in accordance with the provisions of Section 228 of the General Corporation Law of the State of Delaware.
     THIRD: That the aforesaid amendment was duly adopted in accordance with the applicable provisions of Sections 242 and 228 of the General Corporation Law of the State of Delaware.

     IN WITNESS WHEREOF, said Newcourt Financial Ltd. of Puerto Rico has caused this certificate to be signed by Robert J. Ingato, its Executive Vice President, this 12th day of March, 2001.

Newcourt Financial Ltd. of Puerto Rico
By	Robert J. Ingato
Robert J. Ingato
Executive Vice President